EXHIBIT 99.1

Integrity Bancshares, Inc. Reports First Quarter 2005 Earnings

Alpharetta, GA – April 22, 2005 – Integrity Bancshares, Inc. (OTCPK: ITYC) today announced preliminary earnings results for the quarter ended March 31, 2005.

Net income for the first quarter was $1,333,700, or $0.19 per diluted share. This is an increase of 51% over last year’s first quarter net income of $886,000. Total assets as of March 31, 2005 were $524.7 million, an increase of 74% over the same period last year of $301.9 million. Year-to-date return on average assets and average equity was 1.09% and 12.0%, respectively, compared to 1.40% and 15.8% for the same period last year.

The earnings growth is primarily due to an increase in earning assets. The decrease in return on average assets is primarily due to the significant increase in assets as compared to the same period last year. The decrease in return on average equity is primarily due to an increase in shareholders’ equity from a $20 million public stock offering during 2004. The company continues to maintain a well-capitalized position for regulatory purposes.

Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta (Fulton County), Georgia. The bank began operations on November 1, 2000 in its main office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell (Fulton County), Georgia in July, 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna (Cobb County), Georgia in June, 2004. A loan production office opened at 1165 Lawrenceville-Suwanee Road in Lawrenceville (Gwinnett County), Georgia in November, 2004.

Morgan Keegan & Company, Inc. serves as a market maker of the common stock of the Company. Mr. Leonard H. Seawell, Managing Director of Morgan Keegan, is the principal contact (404-240-6751).

The primary investor contact at Integrity Bancshares, Inc. is Mr. Jeff L. Sanders, Senior Vice-President & C.F.O.

Contact:

Integrity Bancshares, Inc.
Mr. Jeff L. Sanders
Senior Vice-President & C.F.O
(770) 777-0324
jsanders@myintegritybank.com